Exhibit 99.2

PRN Corporation

CONSENT

By executing this consent, the undersigned hereby consents to being named in the Registration Statement on Form S-1 (Commission File No. 333-115205) of PRN Corporation as a person who will become a director of PRN Corporation upon completion of the offering to which the Registration Statement relates.

/s/ JIM WIATT
Jim Wiatt